For the fiscal period ended 06/30/06
File number 811-03623

SUB-ITEM 77-0

EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I. Name of Fund: The Prudential Series Fund, Inc., SP Small Cap Growth
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1. Name of Issuer: Healthspring, Inc.

2. Date of Purchase: February 2, 2006

3. Number of Securities Purchased: 3,200

4. Dollar Amount of Purchase: $62,400

5. Price Per Unit: $19.50

6. Name(s) of Underwriter(s) or Dealer(s)
From whom Purchased: Salomon Smith Barney

7. Other Members of the Underwriting Syndicate
See Exhibit A

EXHIBIT A

UNDERWRITER
Goldman Sachs & Co.
Citigroup
UBS Investment Bank
Lehman Brothers
CIBC World Markets
Raymond James
Avondale Partners